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                                                              EXHIBIT NO. 99.5

                         INVESTMENT ADVISORY AGREEMENT


THIS AGREEMENT, made this 19th day of July, 1985 by and between MASSACHUSETTS INVESTORS GROWTH STOCK FUND, a Massachusetts business trust (the "Fund") and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser").

                                  WITNESSETH:

WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940;

WHEREAS, the Adviser is willing to provide business management services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

ARTICLE 1: Duties of the Adviser. The Adviser shall provide the Fund with such investment advice and supervision as the latter may from time to time consider necessary for the proper management of its funds. The Adviser shall act as Adviser to the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested,  subject  always to the  restrictions  of the  Declaration of Trust,
dated  March  4,  1985,  and  By-Laws,   each  as  amended  from  time  to  time
(respectively, the "Declaration" and the "By-Laws"), and to the provisions of the Investment Company Act of 1940. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Funds' portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to the investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if
any,   specified  in  such  notice  or  until   similarly   notified  that  such
determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Funds' account with brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Fund execution at the most favorable price by responsible brokerage firms at reasonably competitive commission rates. In
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fulfilling  this  requirement  the  Adviser  shall not be  deemed to have  acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

ARTICLE 2: Allocation of Charges and Expenses. The Adviser shall furnish at its own expense all necessary administrative services, office space, equipment and clerical personnel, and investment advisory facilities and executive and supervisory personnel for managing the investments, effecting the portfolio transactions and in general administering the affairs of the Fund. The Adviser shall arrange, if desired by the Fund, for officers and employees of the Adviser to serve as Trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Fund will pay all of its own expenses including, without limitation, compensation of Trustees not affiliated with the Adviser, governmental fees, interest charges, taxes, membership dues in the Investment Company Institute allocable to the Fund, fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar or dividend disbursing agent of the Fund, expenses of repurchasing and redeeming shares, expenses of preparing, printing and mailing share certificates, prospectuses, shareholders' reports, notices, proxy statements and reports to governmental officers and commissions, brokerage and other expenses connected with the execution of portfolio security transactions, insurance premiums, fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities, keeping of books and accounts and calculation of the net asset value of shares of the Fund, expenses of shareholders' meetings, and expenses relating to the issuance, registration and qualification of shares of the Fund.

Article 3: Compensation of the Adviser. For the services to be rendered and for the facilities to be furnished as provided in Articles 1 and 2 above, the Fund shall pay to the Adviser a fee computed and paid monthly at the annual rate equivalent to 1/2 of 1% of the first $200 million of average daily net assets for the Fund's current fiscal year, 4/10 of 1% of the next $300 million of average daily net assets for the Fund's current fiscal year and 2/10 of 1% of the average daily net assets for the Fund's current fiscal year in excess of $500 million, provided that such computation shall commence on the effective date of this Agreement and shall be based on the average daily net assets of the Fund, on and after such date.
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The  annual  fee shall be  reduced  by 24%* of the fair value of the use for one year of the office furniture, furnishings and equipment beneficially owned by the Fund and Massachusetts Investors Trust (the "Trust") and used by the Adviser in the conduct of its affairs. Such reduction shall be computed monthly on the basis of 1/12 of 24% of such fair value and be deducted from the monthly payments of the fee provided for in the proceeding paragraph.

The fair value of one year's use of said office furniture, furnishings and equipment has been appraised as of May 9, 1969 at $39,208 by Dunton Corp., an independent supplier of office equipment on the basis of independent appraisals by others of its fair market value, depreciated, in the case of depreciating property according to Internal Revenue Service guidelines and including a factor for current return on invested capital. The Adviser shall purchase any new equipment needed, and the Fund shall receive 24% of the proceeds of any turn-in or salvage value of the obsolete or unneeded furniture or equipment. The use values so determined shall be adjusted annually and reviewed and approved by a majority of the Trustees of the Fund not affiliated with the Adviser. The Adviser shall maintain and insure the property.

If the Adviser shall serve for less than the whole of any period specified in this Article 3, the compensation to the Adviser shall be prorated.

ARTICLE 4: Brokerage Offset Account. The Adviser hereby assumes responsibility of Massachusetts Financial Services, Inc. ("MFS") for carrying out the terms of
Article 4 of the Investment Advisory Agreement dated December 10, 1971, between Massachusetts Investors Growth Stock Fund, Inc. (the "Predecessor Fund") and MFS to the extent set forth below. Pursuant thereto, MFS agreed that prior to or promptly following December 10, 1971, it would apply, through a subsidiary or affiliate (the "affiliate"), for membership on the Philadelphia Stock Exchange and/or for the status of approved non-member on the Pacific Coast Stock Exchange. Said agreement shall continue in full force and effect with respect to the Adviser and the Fund, as successor to the Predecessor Fund.

(a) In the event that any such application is grated, the Adviser, to the extent permitted by the rules of such exchange or exchanges, shall credit against the management fees of the Fund a portion of the "net profits" of the affiliate computed in the manner described below. Such "net profits" of the affiliate shall be offset in the appropriate amount against the management fee owed to the Adviser by the Fund at any time or from time to time in the three months immediately succeeding the end of the affiliate's fiscal year.

(b) During each fiscal year of the affiliate, gross revenues of the affiliate from brokerage transactions* for the portfolios of the Trust and the Fund, or attributable thereto, will be credited
________________________________
* This percentage represents the aveerage of the annual percentages of office expenses shares with Massachusetts Investors Trust over the ten years ended December 31, 1968 and borne by the Fund.
* As used in this article, the term "brokerage transaction" shall mean any purchase or sale of securities in connection with which a commission is paid to a broker-dealer acting as broker or agent and the terms "brokerage commissions" and "brokerage revenues" shall mean those commissions and revenues which are attributable to brokerage transactions.
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to an Offset  Account  for the Trust and the Fund.  The Offset  Account  will be charged with all of the direct expenses of each such transaction, including applicable clearing fees, transfer taxes, exchange fees, or other fees and a share of the expenses of the affiliate's operations prorated on the basis of the affiliate's gross brokerage revenues from brokerage transactions for the portfolios of the Trust and the Fund, compared to the affiliate's gross revenues from all sources. The expenses to be so prorated will include rent, depreciation of depreciable capital assets over their useful lives, interest attributable to the affiliate's operations, salaries for personnel to the extent they are engaged in the operations of the affiliate including its recordkeeping and accounting and other direct expenses and costs incurred in connection with the affiliate's operations. In addition, in lieu of the affiliate's indirect
expenses,   such  as  general  overhead,   executive   supervision  and  general
administration, there will be charged to the Offset Account an amount equal to twenty per cent of the gross revenues credited to the Offset Account. Other adjustments customary to a brokerage operation may be made to the Offset Account. After deducting expenses as set forth above from the gross commissions attributed to the Offset Account, there shall be deducted an amount attributed to State and Federal income taxes, the sum to be deducted for this purpose to be computed as if the Offset Account were a Massachusetts business corporation required to file separate Massachusetts and Federal income tax returns. The balance in the account after the above deductions will be considered "net profits" of the Offset Account.

(c) The net profits of the Offset Account shall be divided between the Trust and the Fund in proportion to the total dollar amount of all portfolio transactions, other than transactions in government securities and short-term corporate notes, of the Trust and the Fund during the period for which the net profits are computed.

(d) With respect to each fiscal year of the affiliate, all net profits of the Offset Account shall be offset against the management fees of the Trust and the Fund to the extent earned.

(e) Following the end of the affiliate's fiscal year, the Adviser and the affiliate shall furnish to the Fund a financial statement for the Offset Account and an opinion with respect thereto by an independent public accountant.

(f) The Adviser is hereby expressly authorized, subject to the primary requirement of obtaining for the Fund the most favorable execution and price, to direct to itself or its affiliate such brokerage transactions of the Fund as it shall in its sole discretion determine appropriate, except that in no event shall the Adviser or its affiliate execute portfolio transactions with the Fund on a principal basis, except as permitted by the Investment Company Act of 1940 and the Rules, Regulations or orders thereunder.

ARTICLE 5: Shareholder Approval. The Adviser agrees that, while this Agreement is in effect, it will not permit (i) attribution of any value to this Agreement in computing the value of the Adviser's stock, or (ii) sales of stock by the Adviser or its shareholders at prices in excess of
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value (excluding attribution of any value to the Agreement),  without, in either case, first obtaining the favorable vote of a majority of the outstanding voting securities of the Fund.

The Fund agrees that upon notification by the Adviser that it intends to engage in attribution of value or sales as described above, which would require approval by shareholders of the Fund under this Agreement, it will submit the question of approval or disapproval of such action to its shareholders as promptly as practicable after receipt of such notice.

ARTICLE 6: Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Fund or the Underwriter as principals in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the Investment Company Act of 1940 and the Rules, Regulations or orders thereunder, will not take a long or short position in the shares of the Fund except as provided by the Declaration, and will comply with all other provisions of the Declaration and By-Laws relative to the Adviser and its officers and directors.

ARTICLE 7: Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article 7, the term "Adviser" shall include directors, officers and employees of the Adviser as well as the corporation itself.

ARTICLE 8: Activities of the Adviser. The services of the Adviser to the Fund are not to be deemed to be exclusive, the Adviser being free to render services to others. It is understood that Trustees, officers, and shareholders of the Fund may be or become interested in the Adviser, as directors, officers, employees, or otherwise and that directors, officers and employees of the Adviser may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as shareholder or otherwise.

ARTICLE 9: Duration, Termination and Amendment of this Agreement. This Agreement shall become effective on the date of its execution and shall govern the relationship between the parties hereto thereafter, and shall remain in force until August 1, 1986 on which date it will terminate unless its continuance after August 1, 1986 is specifically approved at least annually (i) by the vote of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Trustees of the Fund, or by vote of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, on not more than sixty days' nor less than thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.
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This  Agreement  may be amended only if such  amendment is approved by vote of a majority of the outstanding voting securities of the Fund.

The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act, and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned officers thereunto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first above written. The undersigned Trustee of the Fund has executed this Agreement not individually, but as Trustee under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Fund, individually, but bind only the trust estate.

                                       MASSACHUSETTS INVESTORS GROWTH STOCK FUND
[SEAL]


                                       By:     RICHARD B. BAILEY
                                               Richard B. Bailey
                                               Chairman and Trustee



                                       MASSACHUSETTS FINANCIAL SERVICES COMPANY
[SEAL]


                                       By:     H. ALDEN JOHNSON, JR.
                                               H. Alden Johnson, Jr.
                                               President